Exhibit 10.2

FIRST AMENDMENT TO PHANTOM UNIT GRANT AGREEMENT

This First Amendment to Phantom Unit Grant Agreement (this “Amendment”) is made and entered into as of September 11, 2017, (the “Effective Date”), by and between Calumet GP, LLC (“Company”) and ___________ (“Employee”).

WHEREAS, Company and Employee entered into the Calumet GP, LLC, Long Term Incentive Plan Grant of Phantom Units agreement dated February 23, 2017 (the “Agreement”);

WHEREAS, Section 2(b) provides that the Company’s Board of Directors will determine the conditions to the vesting of the Strategic Units and those conditions will be communicated to the recipients;

WHEREAS, the Company’s Board of Directors passed a resolution on August 3, 2017, which sets forth the conditions to the vesting of the Strategic Units;

NOW, THEREFORE, in consideration of the mutual covenants and premises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

2.	Section 2(b) of the Agreement is amended and restated as follows:

(b)    Strategic Units. 50% of the Phantom Units will be eligible to vest to the extent the following goals are achieved during the Performance Period (the “Strategic Units”), subject to your continued employment or service with your Employer throughout the applicable vesting dates:
(i)     40% of the Strategic Units shall vest on January 1, 2018;
(ii)     20% of the Strategic Units shall vest on the date that the Weighted Average Stock Price is $7.00;
(iii)     20% of the Strategic Units shall vest on the date that the Weighted Average Stock Price is $10.00; and
(iv)     20% of the Strategic Units shall vest on the date that the Weighted Average Stock Price is $18.00;
provided, however, that notwithstanding the vesting schedule for the Strategic Units set forth above and the vesting schedule for the Performance Units set forth in Section 2(a), in the event that you are subject to a requirement to purchase any number of Units pursuant to an individual offer letter or employment agreement by and between you and your Employer (an “Individual Agreement”), no portion of your Performance Units or Strategic Units will be eligible to vest until the date your purchase of such Units in accordance with your Individual Agreement has been completed to the satisfaction of your Employer.

3.
Except as expressly amended herein, the terms, covenants, and conditions of the Agreement shall remain in full force and effect without modification or amendment, and the parties hereto ratify and reaffirm the same in its entirety.

4.
This Amendment may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be effective on the Effective Date.

CALUMET GP, LLC	EMPLOYEE

By: ____________________	By: ____________________

Name: ____________________	Name: ____________________

Title: ____________________	Date: ____________________

Date: ____________________